Form N-SAR, Sub-Item 77D
Policies with respect to security investments


NUVEEN CORE PLUS BOND FUND,
a series of Nuveen Investment Funds, Inc.

811-05309




On March 1, 2013, notification of the above-referenced Funds changes in investment policy was filed as a 497 (supplement) to the Funds prospectus. A copy of the supplement is contained in the Form 497 filing on March 1, 2013, accession number 0001193125-13-086278 and is herein incorporated by reference as an exhibit to the Sub-
Item 77D of Form N-SAR.